Exhibit 99.1

Laird Superfood Reports Fourth Quarter and Fiscal Year 2023 Financial Results

Positive Net Income and Operating Cash Flows for the first time in the Company's history.

Boulder, Colorado – March 12, 2024 – Laird Superfood, Inc. (NYSE American: LSF) (“Laird Superfood,” the "Company", “we”, and “our”), today reported financial results for its fourth quarter and year ended December 31, 2023.

Jason Vieth, Chief Executive Officer, commented, "I am delighted to share that our Q4 results are by far the best ever reported by Laird Superfood as a public company. During this quarter, we increased our Gross Margin to greater than 40%, achieved both positive Net Income and positive Cash Flow, and grew the company versus both year-ago and prior period. These results were driven by a broad-based improvement in our business, including strong execution across our commercial teams as well as by our internal supply chain resources and affiliated manufacturing and distribution partners. We also won significant and strategic increases in retail distribution during the fourth quarter, and saw a substantial increase in the efficiency of our marketing activity across all channels. Heading into 2024, we are positioned to build upon this success. The past years have obviously been challenging to small food companies, and I am proud of the efforts of our team to fundamentally reinvent Laird Superfood and position us as a strong survivor that can win market share and achieve sustained profitability in the foreseeable future."

Anya Hamill, Chief Financial Officer, commented, "I am pleased to report outstanding fourth quarter financial results. Net Sales grew across both wholesale and e-commerce, fueled by a return to growth in our direct to consumer (DTC) channel, which grew 10% versus prior year. In the fourth quarter, Gross Margin rose to 40.4%, representing a 9-point improvement sequentially versus Q3 2023, and a 45-point improvement versus Q4 2022 as reported or a 21-point improvement on an adjusted basis. Driven by sales growth and strong cost management, we delivered Q4 Net Income of $0.1 million and positive Q4 Cash Flow of $0.3 million. Our balance sheet remains strong, and with no debt and a $7.7 million cash balance as of December 31, 2023, we now project that we will have enough cash to fund our operations into 2026 and beyond and our Annual Report on Form 10-K will not contain the going concern language that was included in our prior quarterly reports."

Fourth Quarter 2023 Highlights

●	Net Sales of $9.2 million compared to $9.2 million in the prior quarter, and $9.0 million in the prior year period.

●

Wholesale contributed 34% of total Net Sales and increased by 3% year-over-year, driven by sales growth in Club and distribution expansion in grocery, as well as product velocity improvement behind updated packaging which launched in the second quarter of 2023. This was, in part, offset by strategic investments in trade spend to drive channel growth.

●

E-commerce contributed 66% of total Net Sales and increased by 2% year-over-year. Direct-to-consumer (DTC) returned to growth, increasing 10% year-over-year driven by strong performance in our subscription and repeat orders, as well as higher average order value following the launch of our Daily Greens and Performance Mushroom products earlier in the year. This growth was achieved despite significant planned reductions in media spend in the channel. This growth was offset by a 12% decrease in Amazon sales year-over-year, a substantially lower decline than in sequential quarters, driven by significant planned reductions in media spend in the channel.

●

Gross Margin was 40.4%, compared to 31.0% in the third quarter of 2023 and (4.6)% in the prior year period. This margin expansion was driven by the transition to a variable cost third-party co-manufacturing business model, partially offset by incremental trade spend intended to drive growth in the retail channel, specifically around innovation expansion, awareness, and trial.

●

Net Income was $0.1 million, or $0.01 earnings per diluted share compared to Net Loss of $2.7 million, or $0.28 loss per diluted share, in the third quarter of 2023 and Net Loss of $15.5 million, or $1.69 loss per diluted share, in the prior year period. The improvement is driven by Gross Margin expansion, and lower marketing and general and administrative (G&A) spend.

●

Adjusted Net Income, which is a non-GAAP financial measure, was $20 thousand, or $0.00 earnings per diluted share in the fourth quarter of 2023, compared to Adjusted Net Loss of $2.8 million, or $0.30 loss per diluted share in the third quarter of 2023 and $4.3 million, or $0.47 loss per diluted share in the prior year period. This sequential and prior year improvement was driven by significantly expanded Gross Margins and lower marketing and G&A spend. For more details on non-GAAP financial measures, refer to the information in the non-GAAP financial measures section of this press release.

	Three Months Ended December 31,
	2023		2022
	$	% of Total	$	% of Total
Coffee creamers	$ 4,831,008	52%	$ 4,934,397	55%
Hydration and beverage enhancing supplements	1,924,368	21%	1,061,721	12%
Harvest snacks and other food items	1,533,728	17%	1,855,273	21%
Coffee, tea, and hot chocolate products	2,084,375	23%	1,808,361	20%
Other	148,422	2%	710,990	8%
Gross sales	10,521,901	115%	10,370,742	116%
Shipping income	121,870	1%	270,251	3%
Returns and discounts	(1,436,383)	(16)%	(1,671,465)	(18)%
Sales, net	$ 9,207,388	100%	$ 8,969,528	101%
	Three Months Ended December 31,
	2023		2022
	$	% of Total	$	% of Total
E-commerce	$ 6,034,442	66%	$ 5,902,285	66%
Wholesale	3,172,946	34%	3,067,243	34%
Sales, net	$ 9,207,388	100%	$ 8,969,528	100%

Fiscal Year 2023 Highlights

●	Net Sales of $34.2 million compared to $35.8 million in the prior year period.

●

Wholesale contributed 43% of total Net Sales and increased by 9% compared to the prior year. The increase was driven by sales growth in Club, distribution expansion in grocery, and product velocity improvements behind updated packaging which launched in the second quarter of 2023. This was, in part, offset by strategic investments in trade spend to drive channel growth.

●

E-commerce contributed 57% of total net sales and decreased 13% compared to the prior year. DTC sales decreased by 11% due to planned media spend reductions, which was partially offset by an increase in our subscription sales which grew 13% compared to the prior year. Amazon sales decreased 17% compared to the prior year, driven by a combination of significant planned media spend reductions and the negative impacts of inventory out-of-stocks related to the previously discussed quality issue experienced in first quarter of 2023 which was fully resolved by the end of the third quarter of 2023.

●

Gross Margin was 30.1% compared to 14.5% in the prior year. This margin expansion was driven by the transition to a variable cost third-party co-manufacturing business model, partially offset by incremental trade spend intended to drive growth in the retail channel, specifically around innovation expansion, awareness, and trial.

●

Net Loss was $10.2 million, or $1.09 per diluted share compared to Net Loss of $40.3 million, or $4.41 per diluted share in the prior year. The improvement is driven by Gross Margin expansion, costs incurred related to exit and disposal activities and impairment of goodwill and long-lived intangible assets in 2022, and lower marketing and G&A spend.

●

Adjusted Net Loss, which is a non-GAAP financial measure, was $9.8 million, or $1.06 per diluted share in 2023, compared to $22.8 million, or $2.49 per diluted share in the prior year. This improvement was driven by significantly expanded Gross Margin and lower marketing and G&A spend. For more details on non-GAAP financial measures, refer to the information in the non-GAAP financial measures section of this press release.

	Year Ended December 31,
	2023		2022
	$	% of Total	$	% of Total
Coffee creamers	$ 20,381,166	60%	$ 19,800,429	55%
Hydration and beverage enhancing supplements	5,320,039	16%	4,877,067	14%
Harvest snacks and other food items	6,879,643	20%	7,191,316	20%
Coffee, tea, and hot chocolate products	8,017,121	23%	6,648,576	19%
Other	435,423	1%	1,805,914	5%
Gross sales	41,033,392	120%	40,323,302	113%
Shipping income	899,921	3%	1,099,358	3%
Returns and discounts	(7,709,115)	(23)%	(5,594,268)	(16)%
Sales, net	$ 34,224,198	100%	$ 35,828,392	100%
	Year Ended December 31,
	2023		2022
	$	% of Total	$	% of Total
E-commerce	$ 19,443,885	57%	$ 22,313,241	62%
Wholesale	14,780,313	43%	13,515,151	38%
Sales, net	$ 34,224,198	100%	$ 35,828,392	100%

Balance Sheet and Cash Flow Highlights

The Company had $7.7 million of cash, cash equivalents, and restricted cash as of December 31, 2023, and no outstanding debt.

Cash provided by operating activities was $0.2 million for the fourth quarter of 2023, compared to cash used of $3.5 million and $3.2 million in the third quarter of 2023 and the fourth quarter of 2022, respectively. The improvement in cash flows was driven by margin expansion and significant reductions in general and administrative costs. Cash burn in the third quarter of 2023 relative to the fourth quarter was due to planned inventory build to meet stepped up demand in the retail and club channels and the timing of accounts receivable collections.

Cash used in operating activities was $10.8 million in 2023, compared to $14.3 million in 2022. The reduction in cash burn was driven by the realization of the operating efficiencies gained from the transition to the variable cost co-manufacturing model and the related reductions in overhead and administrative costs offset in part by our Sisters, Oregon exit and disposal costs incurred in the first quarter of 2023.

2024 Outlook

Based on management's best assessment of the environment today, the Company is providing the following outlook for the full year 2024:

●	Net Sales are expected to be in the range of approximately $38 to $40 million, representing growth of 10% to 15% compared to 2023.
●	Gross Margin is expected to expand to approximately 37% to 40%, excluding any one-time charges, representing a 7 to 10-point improvement versus 2023.

Conference Call and Webcast Details

The Company will host a conference call and webcast at 5:00 p.m. ET today to discuss results. Participants may access the live webcast on the Laird Superfood Investor Relations website at https://investors.lairdsuperfood.com under “Events”.

About Laird Superfood

Laird Superfood, Inc. creates award-winning, plant-based superfood products that are both delicious and functional. The Company's products are designed to enhance your daily ritual and keep consumers fueled naturally throughout the day. The Company was co-founded in 2015 by the world's most prolific big-wave surfer, Laird Hamilton. Laird Superfood's offerings are environmentally conscientious, responsibly tested and made with real ingredients. Shop all products online at lairdsuperfood.com and join the Laird Superfood community on social media for the latest news and daily doses of inspiration.

Forward-Looking Statements

This press release and the conference call referencing this press release contain “forward-looking” statements, as that term is defined under the federal securities laws, including but not limited to statements regarding Laird Superfood’s anticipated cash runway and future financial performance and growth. These forward-looking statements are based on Laird Superfood’s current assumptions, expectations and beliefs and are subject to substantial risks, uncertainties, assumptions and changes in circumstances that may cause Laird Superfood’s actual results, performance or achievements to differ materially from those expressed or implied in any forward-looking statement. We expressly disclaim any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

The risks and uncertainties referred to above include, but are not limited to: (1) the effects of global outbreaks of pandemics or contagious diseases or fear of such outbreaks, including on our supply chain, the demand for our products, and on overall economic conditions and consumer confidence and spending levels; (2) volatility regarding our revenue, expenses, including shipping expenses, and other operating results; (3) our ability to acquire new direct and wholesale customers and successfully retain existing customers; (4) our ability to attract and retain our suppliers, distributors and co-manufacturers, and effectively manage their costs and performance; (5) effects of real or perceived quality or health issues with our products or other issues that adversely affect our brand and reputation; (6) our ability to innovate on a timely and cost-effective basis, predict changes in consumer preferences and develop successful new products, or updates to existing products, and develop innovative Marketing strategies; (7) adverse developments regarding prices and availability of raw materials and other inputs, a substantial amount of which come from a limited number of suppliers outside the United States, including in areas which may be adversely affected by climate change; (8) effects of changes in the tastes and preferences of our consumers and consumer preferences for natural and organic food products; (9) the financial condition of, and our relationships with, our suppliers, co-manufacturers, distributors, retailers and food service customers, as well as the health of the food service industry generally; (10) the ability of ourselves, our suppliers and co-manufacturers to comply with food safety, environmental or other laws or regulations; (11) our plans for future investments in our business, our anticipated capital expenditures and our estimates regarding our capital requirements, including our ability to continue as a going concern; (12) the costs and success of our Marketing efforts, and our ability to promote our brand; (13) our reliance on our executive team and other key personnel and our ability to identify, recruit and retain skilled and general working personnel; (14) our ability to effectively manage our growth; (15) our ability to compete effectively with existing competitors and new market entrants; (16) the impact of adverse economic conditions; (17) the growth rates of the markets in which we compete, and (18) the other risks described in our Annual Report on Form 10-K for the year ended December 31, 2023 and other filings we make with the Securities and Exchange Commission.

Investor Relations Contact

Trevor Rousseau

investors@lairdsuperfood.com

LAIRD SUPERFOOD, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended
	December 31,
	2023	2022
Sales, net	$ 34,224,198	$ 35,828,392
Cost of goods sold	(23,910,921)	(30,641,125)
Gross profit	10,313,277	5,187,267
General and administrative
Salaries, wages and benefits	4,203,613	6,414,481
Impairment of goodwill and long-lived assets	—	12,814,441
Loss on lease termination	—	3,596,365
Other expense	5,370,024	7,769,876
Total general and administrative expenses	9,573,637	30,595,163
Research and product development	219,723	427,537
Sales and marketing
Advertising	3,825,969	6,914,706
General marketing	3,721,973	3,797,761
Related party marketing agreements	213,051	51,812
Other expense	3,457,910	3,764,425
Total sales and marketing expenses	11,218,903	14,528,704
Total operating expenses	21,012,263	45,551,404
Operating loss	(10,698,986)	(40,364,137)
Other income	551,064	47,088
Loss before income taxes	(10,147,922)	(40,317,049)
Income tax expense	(15,195)	(20,269)
Net loss	$ (10,163,117)	$ (40,337,318)
Net loss per share:
Basic	$ (1.09)	$ (4.41)
Diluted	$ (1.09)	$ (4.41)
Weighted-average shares of common stock outstanding used in computing net loss per share of common stock, basic and diluted	9,297,226	9,146,008

LAIRD SUPERFOOD, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2023	2022
Cash flows from operating activities
Net loss	$ (10,163,117)	$ (40,337,318)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	306,176	1,118,071
Gain on sale of assets held-for-sale	—	(577,058)
Stock-based compensation	1,092,146	631,227
Provision for inventory obsolescence	1,273,171	2,761,476
Allowance for credit losses	165,980	77,436
Impairment of goodwill and other long-lived assets	—	12,814,441
Loss on lease termination	—	3,596,365
Noncash lease costs	152,339	1,065,591
Other operating activities, net	38,098	169,914
Changes in operating assets and liabilities:
Accounts receivable	306,117	(303,187)
Inventory	(1,899,165)	1,763,302
Prepaid expenses and other current assets	1,244,511	1,604,880
Operating lease liability	(126,434)	(742,111)
Accounts payable	570,094	191,499
Accrued expenses	(3,725,797)	1,853,033
Net cash from operating activities	(10,765,881)	(14,312,439)
Cash flows from investing activities
Purchase of property, plant, and equipment	(144,023)	(1,154,219)
Proceeds on sale of property, plant, and equipment	34,330	17,677
Proceeds from sale of assets held-for-sale	800,000	1,596,212
Proceeds from sale of investment securities available-for-sale	—	8,513,783
Purchase of intangible assets	—	(2,713)
Net cash from investing activities	690,307	8,970,740
Cash flows from financing activities
Common stock issuances, net of taxes	(27,422)	9,464
Recovery of short-swing profits	—	28,555
Stock options exercised, net of taxes	—	64,248
Net cash from financing activities	(27,422)	102,267
Net change in cash and cash equivalents	(10,102,996)	(5,239,432)
Cash, cash equivalents, and restricted cash, beginning of period	17,809,802	23,049,234
Cash, cash equivalents, and restricted cash, end of period	$ 7,706,806	$ 17,809,802
Supplemental disclosures of cash flow information
Cash paid for interest	$ 13,994	$ 8,338
Cash paid for income taxes	$ 17,625	$ 5,404
Right-of-use assets obtained in exchange for operating lease liabilities	$ 344,382	$ 5,285,330
Supplemental disclosures of non-cash investing activities
Receivable from sale of assets held-for-sale included in accrued expenses at the end of the period	$ —	$ 28,240
Amounts reclassified from accumulated other comprehensive loss	$ —	$ 61,016
Amounts reclassified from property, plant, and equipment to fixed assets held-for-sale	$ —	$ 1,847,394
Amounts reclassified from property, plant, and equipment to intangible assets	$ —	$ 153,691
Purchases of equipment included in deposits at the beginning of the period	$ —	$ 372,507

LAIRD SUPERFOOD, INC.

CONSOLIDATED BALANCE SHEETS

	As of
	December 31, 2023	December 31, 2022
Assets
Current assets
Cash, cash equivalents, and restricted cash	$ 7,706,806	$ 17,809,802
Accounts receivable, net	1,022,372	1,494,469
Inventory, net	6,322,559	5,696,565
Prepaid expenses and other current assets, net	1,285,564	2,530,075
Total current assets	16,337,301	27,530,911
Noncurrent assets
Property and equipment, net	122,595	150,289
Fixed assets held-for-sale	—	800,000
Intangible assets, net	1,085,231	1,292,118
Related party license agreements	132,100	132,100
Right-of-use assets	354,732	133,922
Total noncurrent assets	1,694,658	2,508,429
Total assets	$ 18,031,959	$ 30,039,340
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$ 1,647,673	$ 1,080,267
Accrued expenses	2,586,343	6,295,640
Related party liabilities	2,688	16,500
Lease liabilities, current portion	138,800	59,845
Total current liabilities	4,375,504	7,452,252
Lease liabilities	243,836	76,076
Total liabilities	4,619,340	7,528,328
Stockholders’ equity
Common stock, $0.001 par value, 100,000,000 shares authorized as of December 31, 2023 and December 31, 2022; 9,749,326 and 9,383,622 issued and outstanding at December 31, 2023, respectively; and 9,576,117 and 9,210,414 issued and outstanding at December 31, 2022, respectively.	9,384	9,210
Additional paid-in capital	119,701,384	118,636,834
Accumulated deficit	(106,298,149)	(96,135,032)
Total stockholders’ equity	13,412,619	22,511,012
Total liabilities and stockholders’ equity	$ 18,031,959	$ 30,039,340

Non-GAAP Financial Measures

In this press release, we report adjusted net loss, and adjusted net loss per diluted share, which are financial measures not required by, or presented in accordance with, accounting principles generally accepted in the United States of America (“GAAP”). Management uses these adjusted metrics to evaluate financial performance because they allow for period-over-period comparisons of the Company’s ongoing operations before the impact of certain items described below. Management believes this information may also be useful to investors to compare the Company’s results period-over-period. We define adjusted net loss and adjusted net loss per diluted share to exclude certain one-time costs defined in detail in the tables to follow. We define adjusted gross margin to exclude the net sales and cost of goods sold components of one-time costs defined in the tables to follow. Please be aware that adjusted gross margin, adjusted net loss, and adjusted net loss per diluted share have limitations and should not be considered in isolation or as a substitute for gross margin, net loss, or net loss per diluted share. In addition, we may calculate and/or present adjusted gross margin, adjusted net loss, and adjusted net loss per diluted share differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

These non-GAAP measures are reconciled to the most directly comparable GAAP measures in the table that follows:

LAIRD SUPERFOOD, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)
		Three Months Ended				Year Ended
		March 31, 2023	June 30, 2023	September 30, 2023	December 31, 2023	December 31, 2023
Net loss		$ (4,143,910)	$ (3,507,246)	$ (2,654,884)	$ 142,923	$ (10,163,117)
Adjusted for:
Strategic organizational shifts	(a)	(135,380)	74,690	5,342	42,030	(13,318)
Product quality issue	(b)	491,861	—	(140,019)	(69,842)	282,000
Company-wide rebranding costs	(c)	61,451	102,355	—	—	163,806
Other	(d)	—	—	—	(95,000)	(95,000)
Adjusted net loss		$ (3,725,978)	$ (3,330,201)	$ (2,789,561)	$ 20,111	$ (9,825,629)
Adjusted net loss per share, diluted:		(0.40)	(0.36)	(0.30)	0.00	(1.06)
Weighted-average shares of common stock outstanding used in computing adjusted net loss per share of common stock, diluted		9,213,723	9,284,585	9,337,789	11,977,293	9,297,226

(a) Costs incurred as part of the strategic downsizing of the Company's operations, including severances, forfeitures of stock-based compensation, and other personnel costs, IT integration costs, and freight costs to move inventory to third-party facilities.

(b) In January 2023, we identified a product quality issue with raw material from one vendor and we voluntarily withdrew any affected finished goods. We incurred costs associated with product testing, discounts for replacement orders, and inventory obsolescence costs. We reached settlement with a supplier and recorded recoveries in the third quarter of 2023.

(c) Costs incurred as part of a company-wide rebranding efforts that launched in Q1 2023.
(d) Estimated legal settlement costs related to a class action lawsuit which was included in general and administrative expenses in Q4 2022 and released in Q4 2023 with no further costs incurred.

		Three Months Ended				Year Ended
		March 31, 2022	June 30, 2022	September 30, 2022	December 31, 2022	December 31, 2022
Net loss		$(14,139,402)	$ (4,904,520)	$ (5,738,209)	$(15,555,187)	$(40,337,318)
Adjusted for:
Impairment of goodwill and long-lived assets	(a)	8,026,000	100,426	—	1,479,006	9,605,432
Strategic organizational shifts	(b)	(581,351)	(803,405)	112,974	8,683,331	7,411,549
Gain on sale of land held-for-sale	(c)	—	(573,818)	—	—	(573,818)
Company-wide rebranding costs	(d)	—	—	—	455,475	455,475
Product quality issue	(e)	—	—	—	559,042	559,042
Other, net	(f)	(22,296)	—	51,400	95,000	124,104
Adjusted net loss		$ (6,717,049)	$ (6,181,317)	$ (5,573,835)	(4,283,333)	$(22,755,534)
Adjusted net loss per share, diluted:		(0.74)	(0.68)	(0.61)	(0.47)	(2.49)
Weighted-average shares of common stock outstanding used in computing adjusted net loss per share of common stock, diluted		9,095,441	9,132,632	9,178,533	9,199,597	9,136,071

(a) Impairment charges to goodwill and long-lived intangible assets assumed in the acquisition of Picky Bars which occurred Q2 2021, in the amounts of $6.5 million and $1.5 million, respectively, and of assets held-for-sale of $0.1 million in Q2 2022.

(b) Costs incurred as part of the strategic downsizing of the Company's operations, including severances, forfeitures of stock-based compensation, early termination of service contracts, and other personnel costs arising from the resignations of certain members of executive leadership.

(c) Gains on the sale of unused plots of land in Sisters, Oregon.
(d) Costs incurred as part of the company-wide rebranding efforts that occurred in Q4 2022, launching in Q1 2023.

(e) Inventory reserves recorded to account for the product quality issue that was discovered in the first quarter of 2023, related to finished goods and raw material inventories on hand as of December 31, 2022.

(f) Realized losses on the liquidation of all of the Company's available-for-sale securities included in other income in Q1 2022.  Recovery of costs incurred in connection with an insurance claim following loss of product during handling by a third party included in costs of goods sold in Q1 2022. Losses incurred on prepaid inventories which were not recoverable following the bankruptcy of the supplier and costs incurred as a result of the early termination of a long-term service contract as part of a strategic initiative to relieve future cash obligations included in general and administrative expenses in Q3 2022. Estimated legal settlement costs related to an ongoing class action lawsuit included in general and administrative expenses in Q4 2022.

LAIRD SUPERFOOD, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)
		Three Months Ended				Year Ended
		March 31, 2023	June 30, 2023	September 30, 2023	December 31, 2023	December 31, 2023
Gross margin		23.1%	24.3%	31.0%	40.4%	30.1%
Adjusted for:
Strategic organizational shifts	(a)	-0.2%	—	—	—	0.0%
Product quality issue	(b)	4.1%	—	-1.5%	-0.8%	0.3%
Adjusted gross margin		27.0%	24.3%	29.5%	39.6%	30.4%

(a) Costs incurred as part of the strategic downsizing of the Company's operations, including severances, forfeitures of stock-based compensation, and other personnel costs, and freight costs to move inventory to third-party facilities.

(b) In January 2023, we identified a product quality issue with raw material from one vendor and we voluntarily withdrew any affected finished goods. We incurred costs associated with discounts for replacement orders and inventory obsolescence costs. We reached settlement with a supplier and recorded recoveries in the third quarter of 2023.

		Three Months Ended				Year Ended
		March 31, 2022	June 30, 2022	September 30, 2022	December 31, 2022	December 31, 2022
Gross margin		20.9%	18.2%	23.4%	-4.6%	14.5%
Adjusted for:
Strategic organizational shifts	(a)	—	—	—	13.1%	3.3%
Product quality issue	(b)	—	—	—	6.2%	1.6%
Company-wide rebranding costs	(c)	—	—	—	4.3%	1.1%
Other	(d)	-2.2%	—	—	—	-0.7%
Adjusted gross margin		18.7%	18.2%	23.4%	19.0%	19.8%

(a) Costs incurred as part of the strategic downsizing of the Company's operations, including severances, forfeitures of stock-based compensation, and other personnel costs, and freight costs to move inventory to third-party facilities.

(b) In the January 2023, we identified a product quality issue with raw material from one vendor and we voluntarily withdrew any affected finished goods. We incurred costs associated with discounts for replacement orders and inventory obsolescence costs. We reached settlement with a supplier and recorded recoveries in the third quarter of 2023.

(c) Costs incurred as part of the company-wide rebranding efforts that launched in Q1 2023.
(d) Recovery of costs incurred in connection with an insurance claim following loss of product during handling by a third party included in cost of goods sold in Q1 2022.